Exhibit 23.2



                Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1996 Long-Term Stock Incentive Plan, the 1996 Stock Option Plan for Non-Employee Directors and the Directors Retainer Fee Plan of Harborside Healthcare Corporation (the "Company") of our report dated March 15, 1996, on our audits of the combined financial statements of Beachwood Care Center, Westbay Manor Company, Westbay Manor II Development Company and Royalview Manor Development Company Limited Partnership included in the Registration Statement (Form S-1 No. 333-3096) of the Company which was filed with the Securities and Exchange Commission and declared effective on June 10, 1996.



/s/ Howard, Wershbale & Co.

HOWARD, WERSHBALE & CO.
Certified Public Accountants
Cleveland, Ohio
August 14, 1996


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